Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

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Magellan Midstream Partners, L.P.

One Williams Center

P.O. Box 22186

Tulsa, Oklahoma 74121-2186

Re:	Registration Statement No. 333-223097; $500,000,000 Aggregate Principal Amount of 4.850% Senior Notes due 2049

Ladies and Gentlemen:

We have acted as special counsel to Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the issuance of $500,000,000 aggregate principal amount of its 4.850% Senior Notes due 2049 (the “Notes”) under an indenture dated as of August 11, 2010 (the “Base Indenture”), as supplemented by a ninth supplemental indenture dated as of January 18, 2019 (the “Ninth Supplemental Indenture” and, together with the Base Indenture; the “Indenture”), each between the Partnership and U.S. Bank National Association, as trustee, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) (Registration No. 333-223097) (as so filed and as supplemented, the “Registration Statement”), a base prospectus dated February 20, 2018, included in the Registration Statement at the time it became effective (the “Base Prospectus”), a preliminary prospectus supplement dated January 11, 2019 and filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), the document that the Partnership has identified as an “issuer free writing prospectus” (as defined in Rule 433 and Rule 405 under the Act) (the “Specified IFWP”) and a prospectus supplement dated January 11, 2019 (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon

January 18, 2019

certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the underwriting agreement dated January 11, 2019 among the Partnership and J.P. Morgan Securities LLC, Mizuho Securities USA LLC, RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc. and U.S. Bancorp Investments, Inc., as managers of the several underwriters named therein, the Notes will have been duly authorized by all necessary limited partnership action of the Partnership and will be legally valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms.

Our opinion is subject to:

(a) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;

(b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and the discretion of the court before which a proceeding is brought;

(c) the invalidity under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and

(d) we express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of rights or defenses contained in Section 6.05 of the Ninth Supplemental Indenture and waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (ix) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (x) proxies, powers and trusts; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to

January 18, 2019

constitute a penalty; (xiii) provisions permitting, upon acceleration of any indebtedness (including the Notes) collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (xiv) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Partnership, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Partnership, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s Current Report on Form 8-K dated January 18, 2019 and to the reference to our firm contained in the Preliminary Prospectus and the Prospectus under the heading “Legal.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP